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                                                                   EXHIBIT 10.17


                                   AGREEMENT


        THIS SHAREHOLDERS AGREEMENT (the "Agreement") is made as of March 30, 1998, among PAUL H. PFLEGER ("Pfleger"), U.S. ONLINE COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and the individuals designated as "Management Shareholders" on the signature pages to this Agreement.

        A. The Company and U.S. OnLine Communications, L.L.C., a Washington limited liability company (the "LLC") are parties to an Asset Acquisition Agreement dated as of March 27, 1998 (the "Asset Agreement"), under which, subject to the fulfillment of certain conditions, the LLC has agreed to sell substantially all of its assets to the Company.

        B. Pfleger has guaranteed certain obligations of the LLC, which obligations will become obligations of the Company upon consummation of the Asset Agreement. As a material inducement to Pfleger's approval of the Asset Agreement in his capacity as a member of the LLC, the Management Shareholders and the Company have agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the other covenants set forth herein, the Management Shareholders, the Company and Pfleger hereby agree as follows:

        1. Restriction on Transfer. During the term of this Agreement, each Management Shareholder agrees that he or she shall not sell, devise, encumber, pledge or otherwise transfer (whether by operation of law or otherwise) the Shares owned by such Management Shareholder, except to Pfleger in compliance with Section 3 below, or to the Company pursuant to the Award Certificates For Restricted Stock Agreement dated March 10, 1998. As used in this Agreement, the word "Shares" refers to all of the shares of common stock of the Company now owned by a Management Shareholder, and any shares of common or preferred stock of the Company received in respect of such shares, whether pursuant to a stock split, reverse stock split, stock dividend or otherwise.

        2. Grant of Voting Rights. The following grant of voting rights will be effective solely upon the Company's failure to complete a public offering of its common stock (the "Offering") pursuant to the Securities Act of 1933, as amended (the "Act"), on or before September 30, 1998 (the "Effective Date"). If the Company fails to complete the Offering under the Act on or before the Effective Date, effective upon the Effective Date and without the requirement of any further action by the Company, the Management Shareholders or Pfleger, each of the Management Shareholders hereby irrevocably and unconditionally appoints Pfleger as his or her proxy to vote the Shares as set forth below. This appointment grants Pfleger the right to vote in Pfleger's sole discretion all Shares which the Management Shareholder would be entitled to vote at any meeting


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of shareholders of the Company, upon any and all matters that may properly come before such meetings. In addition, as the Management Shareholders' proxy, Pfleger may execute any and all written consent documents that come before the shareholders of the Company in lieu of a meeting of shareholders. This appointment is coupled with an interest, and the Management Shareholders acknowledge that the term of this appointment is for more than 11 months and is of indefinite duration, and shall remain in effect until this Agreement is terminated as provided in Section 5 below.

        3. Grant of Purchase Option. If the Company fails to complete the Offering under the Act on or before the Effective Date, effective upon the Effective Date and without the requirement of any further action by the Company, the Management Shareholders or Pfleger, each of the Management Shareholders hereby irrevocably and unconditionally grants Pfleger the option, but not the obligation, to purchase all or any portion of such Management Shareholder's Shares on the terms and conditions set forth herein. Pfleger may exercise this option at any time after the Effective Date and on or before September 30, 2000, by providing written notice thereof to each Management Shareholder from whom he elects to acquire such Shares. The purchase price for any Shares purchased by Pfleger under this option shall be $0.01 per Share. Closing of the purchase of any Shares purchased by Pfleger under this Section shall take place in the offices of the Company within five (5) days following Pfleger's provision of written notice of exercise of the option to the Management Shareholder(s) from whom he is purchasing Shares. At closing, Pfleger shall deliver the purchase price for the purchased Shares by check payable to the Management Shareholder in U.S. funds. The Management Shareholder shall deliver title to the Shares free and clear of all liens, claims and encumbrances, and shall deliver the certificate for the Shares duly endorsed to permit transfer of the Shares to Pfleger on the books and records of the Company, or accompanied by a duly executed assignment separate from certificate. Each party agrees to execute and deliver such assignments, certificates, receipts, instruments, agreements and other documents, and to take such other actions, as may be reasonably requested by the other party to evidence the purchase and sale of the Shares as contemplated in this Section.

        4. Legend. Each party to this Agreement consents to the placement of a legend on all stock certificates which represent the Shares, substantially in the following form:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, SALE, TRANSFER , PLEDGE OR OTHER DISPOSITION PURSUANT TO A SHAREHOLDERS AGREEMENT DATED AS OF MARCH 30, 1998, AMONG THE HOLDER, THE COMPANY AND CERTAIN OTHERS."

        5. Termination. This Agreement shall remain in full force and effect until terminated by (i) the written agreement of the Company, Pfleger and Management Shareholders holding Shares representing at that time not less than seventy-five percent


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(75%) of all Shares owned by Management Shareholders and then outstanding, or
(ii) the completion of the Offering by the Company, in which event this Agreement and the rights and restrictions placed on the Shares hereunder will terminate without the requirement of any action by Pfleger, the Company or the Management Shareholders.

        6. Assignment. No party may assign its rights or obligations under this Agreement to any other party without the written consent of the other parties, which will not be withheld unreasonably.

        7. Resolution of Disputes. Any dispute arising under or related to this Agreement shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in Seattle, Washington. The arbitration hearing shall be conducted by a single neutral arbitrator, who shall be an active Washington State Bar member in good standing. In addition to all other powers, the arbitrator shall have the right to determine all issues of arbitrability and shall have the authority to issue subpoenas. The parties shall be entitled to conduct discovery in connection with any claims that are arbitrated under this Section. All discovery shall be completed within ninety (90) days after the request for arbitration is filed with the appropriate authorities and the first hearing date shall be set for no later than thirty (30) days after the completion of discovery. The arbitrator may extend such period for any reason, including without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. Depositions may be taken by either party upon seven (7) days written notice, and requests for production or inspection of documents shall be responded to within ten days (10) after service. All disputes relating to discovery that cannot be resolved by the parties shall be submitted to the arbitrator, whose decision shall be final and binding upon the parties. The prevailing party in any such arbitration shall be entitled to an award of its reasonable attorneys' fees and expenses. Any party shall be entitled to file an action in King County Court, which shall have jurisdiction over the parties to this Agreement, to compel or aid in the arbitration, or for injunctive relief. Judgment on any arbitration award may be entered in any court of appropriate jurisdiction.

        8. Notices. All notices, requests, demands, and other communications called for by this Agreement shall be in writing and shall be deemed to have been given upon delivery if personally delivered (including delivery by confirmed telephone facsimile or overnight commercial delivery service with receipt) or three (3) days after deposit in the U.S. Mail, first class, postage prepaid for registered or certified delivery:

               (a) If to the Management Shareholders, to the addresses listed on the signature page of this Agreement.




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               (b)    If to Pfleger, to:

                      Paul H. Pfleger
                      1210 Third Avenue
                      Suite 5400
                      Seattle, WA  98101
                      Fax No. (206) 628-8031

               (c)    If to Company, to:

                      U.S. OnLine Communications, Inc.
                      8307 Shoal Creek Boulevard
                      Austin, TX  78730
                      Fax No. (512) 451-8732
                      Attn: President

        9. Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        10. The headings of the articles and sections are inserted for convenience of reference only and are not intended to be a part of, or affect the meaning or interpretation of, this Agreement.

        11. This Agreement shall benefit and bind the parties and their respective successors and assigns.

        12. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

        13. Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreements, written or oral, with respect to the same subject matter. This Agreement may be amended by written instrument executed by all of the parties hereto.

        14. Each party shall separately bear the expenses incurred by it in connection with this Agreement; provided, however, that if either party shall commence legal action to specifically enforce or otherwise seek redress under or for breach of this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees therein, including costs and fees incurred in any appellate proceeding.

        15. Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof.



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        16. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of the Agreement.

        17. Further Assurances. Each party agrees to execute and deliver any agreements, certificates, documents and instruments, and to take such other actions, as may be reasonably requested by the other parties to evidence the transactions contemplated in this Agreement.

        18. Spousal Consent. The execution of this Agreement by a Management Shareholder's Spouse signifies that he or she authorizes, ratifies, confirms and approves the execution of this Agreement by the Management Shareholder, with the same force and effect as if a party hereto, and further appoints his or her spouse as his or her attorney-in-fact to exercise all rights he or she may have with respect to ownership of any Shares, including the encumbrance and disposition of such Shares.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.

                                    PFLEGER:

                                    --------------------------------------------
                                    Paul H. Pfleger

                                    THE COMPANY:

                                    U.S. ONLINE COMMUNICATIONS, INC.

                                    By:
                                       -----------------------------------------
                                         Robert Solomon, Chief Executive Officer

                                    MANAGEMENT SHAREHOLDERS:

                                    --------------------------------------------

                                    Print Address:
                                                   -----------------------------

                                                   -----------------------------

                                                   -----------------------------

        SHAREHOLDER'S SPOUSE:

        Signature:
                  -----------------------------------

        Print Name:
                   ----------------------------------


SHAREHOLDERS AGREEMENT                                                    PAGE 5
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